Exhibit 99.1

Dexcom Appoints Glenn Boehnlein to Board of Directors

SAN DIEGO - (BUSINESS WIRE- September 10, 2026) - DexCom, Inc. (NASDAQ:DXCM), the global leader in glucose biosensing, today announced the appointment of Glenn Boehnlein to its Board of Directors, effective September 10, 2026.

Mr. Boehnlein is a highly accomplished healthcare executive and finance leader with more than 20 years of experience in the medical technology industry. Most recently, he served as Vice President and Chief Financial Officer of Stryker Corporation, one of the world’s leading medical technology companies, where he helped guide the organization through a period of significant growth, innovation, and global expansion. Mr. Boehnlein brings to the Dexcom Board expertise in financial leadership, capital allocation, strategic M&A, and operational excellence.

“Earlier this summer, we launched a search for a new independent director with deep MedTech experience and a proven track record of global scale,” said Jake Leach, president and CEO at Dexcom. “Glenn’s extensive leadership at one of the most respected MedTech companies in the world makes him a perfect fit. During his time at Stryker, he helped the company deliver consistently strong organic revenue growth, earnings performance, and free cash flow generation. As we execute against our newly announced long-range plan, his perspective and expertise will be an invaluable asset to our Board.”

“I am honored to join the Dexcom Board during such an exciting period of innovation and growth for the company,” said Boehnlein. “I look forward to working with the Board and management team as the company continues to expand its impact across diabetes and metabolic health.”

About Glenn Boehnlein
Mr. Glenn Boehnlein most recently served as Vice President and Chief Financial Officer of Stryker Corporation from 2016 to 2025 and subsequently served as an advisor to Stryker’s Chief Executive Officer from 2025 to 2026. Prior to serving as Chief Financial Officer of Stryker, Mr. Boehnlein held several senior finance leadership positions within the company, including Chief Financial Officer and Vice President of Stryker’s MedSurg and Neurotechnology Group from 2011 to 2015 and Chief Financial Officer of the Endoscopy Division from 2003 to 2010. Earlier in his career, he served as Chief Financial Officer of MyPrimeTime, a media company, and was a Partner at Arthur Andersen LLP, where he led the firm’s San Francisco Technology Industry Practice.

Mr. Boehnlein currently serves on the Board of Directors of Inogen, Inc., a publicly traded medical technology company focused on respiratory health solutions, where he serves as Chair of the Audit Committee. In addition, he serves on the Board of Directors of Agilent Technologies, Inc., a publicly traded analytical and clinical laboratory technologies company. He also serves on the board of Sutter Health, one of the nation’s leading integrated healthcare systems.

Mr. Boehnlein received bachelor’s and master’s degrees in professional accountancy from Mississippi State University.

About DexCom, Inc.
Dexcom empowers people to take control of health through innovative biosensing technology. Founded in 1999, Dexcom has pioneered and set the standard in glucose biosensing for more than 25 years. Its technology has transformed how people manage diabetes and track their glucose, helping them feel more in control and live more confidently.

Dexcom. Discover what you’re made of. For more information, visit www.dexcom.com.

Category: IR

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Investor Contact
Sean Christensen
858-203-6657
investor-relations@dexcom.com